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                                EXHIBIT NO. 10.1

                              FACILITIES AGREEMENT

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                                                                   21 June, 1985

                              FACILITIES AGREEMENT
                                   8 May, 1984

Parties: Doctor's Care, P.A. (PA) and UCI Medical Affiliates of South Carolina (UCI) for the use of UCI's facilities and equipment by PA.

Term: The Agreement shall commence on the Closing Date of the Assets Purchase Agreement and run for five years.

Additional Clinics: Upon the mutual agreement of UCI and PA, additional clinics may be included in the Agreement and shall be listed and initialed on an Exhibit attached to the Agreement.

Equitable Relief: Both UCI and PA shall be entitled to injunctive and/or other equitable relief to prevent breach of the Agreement.

Waiver: The failure to enforce provisions or require performance under the Agreement by either UCI or PA shall not be construed to be a waiver of that provision or affect the validity of the Agreement.

Invalidity: The invalidity or unenforceability of any provisions of the Agreement shall not affect the other provisions of the Agreement.

Governing Law: The Agreement shall be governed and interpreted in accordance with the laws of the State of South Carolina.

Amendments: No modification, amendment or waiver of any provision of the Agreement will be effective unless it is in writing and signed by both parties.

Entire Agreement: The Agreement shall constitute the entire agreement of the parties.

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                       DUTIES AND RESPONSIBILITIES OF UCI

1. UCI shall make available the facilities, equipment and assets of the Clinics to PA for PA's use.

2. UCI shall provide (at its own expense) additional equipment, secretarial, bookkeeping, accounting and other non-medical personnel as required by PA to operate the Clinics.

3. UCI shall provide PA with two Cadillac Sevilles (or comparable automobiles) for use by PA's Professionals, and shall pay all operating expenses for these automobiles. These automobiles shall be replaced at least every three years, and PA shall have the right to purchase them at depreciated book value. (NOTE, this provision has been superceded by the employment agreements included as Exhibits 10.4 and 10.5.)

4. UCI may terminate the Agreement upon thirty (30) days written notice only for "good cause" , i.e., failure by PA to provide the agreed operation of the Clinics and/or to perform other duties or to willfully violate any terms of the Agreement. UCI may also terminate within thirty (30) days after the death of or loss of license of M.F. McFarland.

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                        DUTIES AND RESPONSIBILITIES OF PA

1. PA shall provide all medical and medically related services at UCI's Clinics and shall:

   a. approve, hire, supervise, evaluate and terminate all medically related personnel;

   b.  purchase, control, prescribe and dispense all drugs;

   c.  select and approve all medically related supplies and equipment;

   d. monitor the quality of medical care provided at the Clinics, and assure that such care meets currently accepted standards of medical competence according to currently approved methods and practices (including peer review) in the medical profession; and,

   e. establish fees for all services at the Clinics consistent with normal charges rendered for such services in the community; PA shall also bill all fees in PA's name.

2. PA shall provide a physician to serve as Executive Medical Director of the Clinics who shall have overall responsibility for the operation of the Clinics by PA, who shall be acceptable to UCI, and who shall perform by devoting such time and effort to providing services to best assure efficient operation and quality rendition of medical services to the patients at the Clinics.

   PA shall also provide a Professional to serve as Medical Director of each individual Clinic, and Professionals to provide medical services at the Clinics.

3. PA shall use best efforts to provide Professionals at the Clinics during all regular hours of operation established by PA in consultation with UCI.

   PA shall be solely responsible for the work schedules of all medically related personnel.

         PA shall have full control over all activities relating to the practice of medicine by the Professionals; UCI shall have no control over the methods by which any medical or medically related services are to be performed at the Clinics; UCI shall not interfere with freedom to prescribe rules or control the manner in which services are to be performed at the Clinics.

         PA shall indemnify and hold harmless UCI for claims of medical malpractice against PA's Professionals.

4. PA and/or the individual Professionals shall be solely responsible for payment of unemployment and workmen's compensation insurance, pensions, annuities or other benefits to the Professionals and other medically related personnel at the Clinics.

5.        Fees, Billing Etc.:

         PA shall be solely responsible for billing and collecting all fees from patients.

         PA shall retain from total fees $200 per month, and an amount equal to the cost of all narcotic drugs for the previous month, and an amount sufficient to pay all payroll, and payroll costs, professional liability insurance and reasonable disability and health insurance relating to PA's Professionals and other non-physician medical personnel.

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         The excess shall be paid over to UCI by PA on a bi-weekly basis as payment for the use of UCI's facilities, equipment and assets, and other non-medical services provided to PA by UCI employees. UCI shall have the right at least annually to have its certified public accountants review PA's books.

         Amendment of 24 September 1984: Should total fees collected by PA at any time not be sufficient for PA to pay wages, salaries and other compensation of Professionals and other medically related personnel employed by or under contract with PA, UCI shall, within five days written notice by PA of the amount of such insufficiency and documentation reasonably required by UCI, pay over to PA an amount sufficient to pay such wages, salaries and compensation.

6.        Books, Office Equipment, Records, Etc.:

         All professional instruments, books, office equipment, narcotic drugs or medications requiring a prescription shall at all times remain PA's property.

         All patient records shall at all times remain PA's property except that upon termination of the Agreement, PA shall provide any successor professional association at the Clinics copies of such medical records within 90 days after the termination upon request by the successor.

7.        Non-Competition:

         PA agrees that for seven years after the date of the Agreement neither PA nor its stockholders shall:

     a. induce or attempt to influence any person rendering medical or management services at any UCI facility to cease rendering such services; or

         b. engage in, enter the employ of, or be financially interested in any corporation, partnership or professional association owning or operating any primary care facility or substantially similar practice (excluding hospital emergency rooms) within ten miles of any UCI facility or any such facility which UCI has taken definite action to acquire, construct or operate. PA and its stockholders are not restricted from owning up to one (1%) percent of the corporate securities of any competitor of UCI listed on any national securities exchange or traded over-the-counter.

8.        Non-Disclosure:

         PA shall take reasonable precautions to assure confidentiality of all books, records, documents, and materials relating to the Clinics, and to reasonably maintain in confidence all information obtained from UCI during the Agreement.

9.        Termination:

         After reasonable written notice, PA may terminate the Agreement upon repeated failure by UCI to provide facilities, equipment or services necessary for PA to operate Clinics as primary care facilities, or for UCI's willful violation of any term of the Agreement.

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